UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 2, 2007 (May 2, 2007)

GEORGIA GULF CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-09753	58-1563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 Perimeter Center Place, Suite 460, Atlanta, GA	30346
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (770) 395 - 4500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01               Other Events.

Due to significant changes in the markets to which Georgia Gulf Corporation (the “Company”) sells its products, including decreases in the level of residential new construction and remodeling activity in the United States, as previously reported, the Company is seeking to amend (the “Amendment”) its senior secured credit facility, dated as of October 3, 2006 (the “Senior Secured Credit Facility”).  The Company is seeking to revise certain financial covenants contained in the Senior Secured Credit Facility to better accommodate the softened outlook for the Company’s near-term operating results.  Specifically, the Company is seeking to increase the leverage ratios and decrease the interest coverage ratios mandated by the Senior Secured Credit Facility as indicated for the following periods (new vs. (existing)), after which the ratios would return to those currently specified:

Leverage Ratios

•      2007:  Q1 6.50x (5.00x); Q2 8.50x (5.00x); Q3 8.25x (5.00x); Q4 7.00x (4.50x)

•      2008:  Q1 6.25x (4.50x); Q2 6.25x (4.50x); Q3 5.75x (4.50x); Q4 5.25x (4.00x)

•      2009:  Q1 4.75x (4.00x); Q2 4.25x (4.00x); Q3 4.00x (4.00x); Q4 3.75x (3.50x)

Interest Coverage Ratios

•      2007:  Q1 1.50x (2.50x); Q2 1.50x (2.50x); Q3 1.50x (2.50x); Q4 1.75x (2.75x)

•      2008:  Q1 1.75x (2.75x); Q2 2.00x (2.75x); Q3 2.00x (2.75x); Q4 2.25x (3.00x)

•      2009:  Q1 2.50x (3.00x); Q2 2.50x (3.00x); Q3 2.75x (3.00x)

The capital expenditures limitations set forth in the Senior Secured Credit Facility would also be adjusted downward to reflect the Company’s revised financial outlook.  The Amendment would decrease the capital expenditures limitation to $100 million in 2007, $90 million in 2008 and $135 million in 2009 and thereafter.  In addition, the Company is seeking to establish more flexibility for certifying compliance with the financial statement delivery requirement set forth in the Senior Secured Credit Facility by extending the time for delivering such financial statements to the earlier of the date they are filed with the Securities and Exchange Commission or up to 60 days after the end of the first and second quarters of 2007 and 50 days after the end of the third quarter of 2007.  Finally, the Company is seeking to amend the definition of “Consolidated EBITDA” in the Senior Secured Credit Facility to add back to consolidated EBITDA certain non-recurring charges and expenses, consisting of $18 million of purchase accounting adjustments made and $5 million of foreign exchange loss incurred in the fourth quarter of 2006 and $2 million of purchase accounting adjustments made in the first quarter of 2007.

It is expected that in a presentation to certain of its lenders under the Senior Secured Credit Facility to be conducted later today, representatives of the Company will report that they believe that further proceeds from sales of non-core assets and possible sales and leasebacks of other assets of Royal Group could be between $50 million to $75 million over the next year.  Representatives of the Company will also report that the proceeds of the $95.7 million sale and leaseback transaction the Company completed in the first quarter of 2007 will be reported as property, plant and equipment, net, and as a financing obligation on its balance sheet.

Safe Harbor

This current report on Form 8-K contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different.  Risks and uncertainties inherent in these assumptions include, but are not limited to uncertainties regarding the Company’s ability to obtain the changes sought with respect to the Senior Secured Credit Facility and to comply with the covenants thereunder, difficulties in integrating the recently acquired business of Royal Group, Inc., uncertainties relating to Royal Group’s business and liabilities, uncertainties regarding asset sales, synergies, operating efficiencies and competitive conditions, future global economic conditions, economic conditions in the industries to which our products are sold, industry production capacity, raw materials and energy costs and other factors discussed in the Securities and Exchange Commission filings of the Company, including its annual report on Form 10-K for the year ended December 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORGIA GULF CORPORATION

By:	/s/ Joel I. Beerman
Name:	Joel I. Beerman
Title:	Vice President, General Counsel and Secretary

Date:  May 2, 2007